Exhibit 10.5
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (this “Agreement”), dated as of November 15, 2007, is entered into by and among Quest Resource Corporation, a Nevada corporation (“QRC”), Bluestem Pipeline, LLC, a Delaware limited liability company (“Bluestem”), and Quest Energy Partners, L.P. (“Quest Energy”).
RECITALS:
A.	QRC and Bluestem are parties to that certain Midstream Services and Gas Dedication Agreement dated December 22, 2006, but effective as of December 1, 2006, as amended by that certain Amendment No. 1 to the Midstream Services and Gas Dedication Agreement dated August 9, 2007 (“Midstream Services Agreement”). Terms used but not defined herein shall have the respective meanings assigned to them in the Midstream Services Agreement.

B.	QRC has formed Quest Energy in order to create a master limited partnership structure to effectuate an initial public offering (“IPO”) of QRC’s exploration and production assets located in the Cherokee Basin.

C.	In connection with the IPO, QRC, Quest Energy, Quest Energy GP, LLC (the “GP”), and Quest Cherokee, LLC (the “Operating Company”) will enter into an Underwriting Agreement (the “Underwriting Agreement”) with Wachovia Capital Markets, LLC and RBC Capital Markets Corporation, as representatives of several underwriters (the “Underwriters”), pursuant to which Quest Energy will sell to the Underwriters 9,100,000 common units of Quest Energy, with an option for the Underwriters to purchase up to 1,365,000 additional common units.

D.	As a condition to closing of the IPO, the Underwriting Agreement requires that Quest Energy become a party to the Midstream Services Agreement, which will address the provision by Bluestem of certain midstream services to Quest Energy and its subsidiaries.

E.	The parties to this Agreement desire to assign QRC’s rights under the Midstream Services Agreement to Quest Energy, cause Quest Energy to assume all liabilities and obligations of QRC arising under the Midstream Services Agreement from and after the assignment of this Agreement (other than liabilities or obligations arising out of any breach of the Midstream Services Agreement by QRC occurring prior to such assignment) and release QRC from any such liabilities and obligations under the Midstream Services Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:
     1. Assignment. QRC hereby assigns and transfers to Quest Energy, effective as of the closing of the transactions contemplated under the Underwriting Agreement (the “Closing”), all of QRC’s right, title and interest in and to the Midstream Services Agreement.

     2. Assumption. Effective as of the Closing, Quest Energy accepts the assignment and hereby assumes the Midstream Services Agreement and all of QRC’s obligations, duties, responsibilities and liabilities thereunder to be observed, kept, performed or complied with by QRC from and after the Closing (excluding any liabilities or obligations arising out of any breach of the Midstream Services Agreement by QRC prior to the Closing) and to succeed to QRC’s obligations and to be bound by the terms and conditions of the Midstream Services Agreement from and after the Closing.
     3. Representation and Warranties. QRC and Bluestem each hereby severally represent, warrant and covenant, as to such party only, to Quest Energy as follows:
     (a) The Midstream Services Agreement is in full force and effect and constitutes QRC’s and Bluestem’s valid and binding obligations enforceable against each in accordance with its terms, there have been no amendments to or modifications to the Midstream Services Agreement (except for Amendment No. 1), and neither QRC nor Bluestem has claims or defenses against the other with respect to the Midstream Services Agreement.
(b)	No other assignment of the Midstream Services Agreement has been made by QRC or Bluestem.

(c)	Each of QRC and Bluestem has complete and unrestricted power and authority to enter into this Agreement.
     4. Consent and Novation. Bluestem hereby (a) consents to the assignment of the Midstream Services Agreement, (b) agrees that upon such assignment, Quest Energy will enjoy the rights of QRC under the Midstream Services Agreement as of the Closing and arising thereafter, and (c) effective as of the Closing, forever and unconditionally releases and discharges QRC and its affiliates (except for Quest Energy, the GP, the Operating Company, Quest Midstream Partners, L.P., Quest Midstream GP, LLC and Bluestem), servants, agents, officers, directors, assigns, predecessors and successors (collectively, the “Covered Persons”), from any and all claims, demands, obligations, liabilities, actions, causes of actions, indebtedness, responsibilities, in connection with or arising out of, resulting from or in any way relating to the Midstream Services Agreement (whether known or unknown, liquidated or unliquidated, contingent or non-contingent, secured or unsecured), other than those arising out of any breach of the Midstream Services Agreement by QRC prior to the Closing.
     5. Indemnification. QRC does hereby agree to indemnify, defend and hold harmless Quest Energy from and against any and all liability, loss, damage, cost or expense, including reasonable attorney’s fees, which Quest Energy may suffer or incur by reason of any breach of the Midstream Services Agreement occurring or accruing prior to the Closing.
     6. Amendments. This Agreement shall not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, QRC, Bluestem and Quest Energy or (b) by a waiver pursuant to Section 9 below.
     7. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, other than Section 4 (which is expressly for the benefit of the Covered Persons and may be enforced by them), is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever.
     8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     9. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.
     10. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     11. Notices. Exhibit C of the Midstream Services Agreement is hereby amended to replace the Shipper’s notice address with the attached Exhibit C.
     12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Kansas, without regard to the principles of conflicts of laws thereof.
     13. Entire Agreement. This Agreement embodies the entire agreement between the parties hereto and there are no agreements, representations or warranties between the parties other that those set forth or provided herein.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first hereinabove written.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash

Name:	Jerry D. Cash

Title:	Chief Executive Officer

BLUESTEM PIPELINE, LLC

	By:	Quest Midstream Partners, L.P.,
its sole member

		By:	Quest Midstream GP, LLC, its general partner

		By:	/s/ Jerry D. Cash

		Name:	Jerry D. Cash

		Title:	Chief Executive Officer

QUEST ENERGY PARTNERS, L.P.

	By:	Quest Energy GP, LLC,
its general partner

	By:	/s/ Jerry D. Cash

	Name:	Jerry D. Cash

	Title:	Chief Executive Officer

EXHIBIT C
To The Midstream Services and Gas Dedication Agreement
Between Bluestem Pipeline, LLC and Quest Resource Corporation
Effective December 1, 2006

Gatherer:	Shipper:
Federal Tax ID Number: 20-0481979	U.S. Federal Tax ID Number: 26-0518546

Notices:

210 Park Avenue, Suite 2750, Oklahoma City, OK 73102	210 Park Avenue, Suite 2750, Oklahoma City, OK

Attn: Richard Muncrief	Attn: David Grose

Phone: 405-600-7704 Fax: 405-600-7756	Phone: 405-600-7704 Fax: 405-600-7756

Confirmations:

Same as above	same as above

Attn: Linda Mitchell	Attn: Linda Mitchell

Phone: 405-702-7482 Fax: 405-600-7718	Phone: 405-702-7482 Fax: 405-600-7718

Invoices and Payments

Same as above	Same as above

Attn: Accounting	Attn: Accounting

Wire Transfer or ACH Numbers (if applicable):

BANK: Chase Bank	BANK: Chase Bank

ABA: 103000648	ABA: 103000648

ACCT: 630373728	ACCT: